Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form 10-K of DecisionPoint Systems, Inc. (the “Company”) and the Registration Statement on Form S-1 (File 333-245695) of our report dated April 6, 2021, relating to our audits of the Company’s consolidated financial statements as of December 31, 2020 and 2019, and for each of the years ended December 31, 2020 and 2019, included in the Company’s Special Financial Report Pursuant to Rule 15d-2 of The Securities Exchange Act of 1934 on Form 10-K for the year ended December 31, 2020.

HASKELL & WHITE LLP

Irvine, California

April 6, 2021